Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2016 by and among Perry Partners L.P., Perry Partners International, Inc., Perry Partners International Master Inc., Perry Private Opportunities Fund L.P. and Perry Private Opportunities Offshore Fund L.P. (each such party a “Seller” and collectively referred to as the “Sellers”), and Universal American Corp. (the “Buyer”).

WHEREAS, the Sellers, collectively, beneficially own 11,011,515 shares of common stock, par value $0.01 per share, of the Buyer (the “Common Stock” and such shares so owned, the “Seller Shares”), as set forth on Schedule A hereto;

WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, the Repurchase Shares;

WHEREAS, contemporaneously with entry into this Agreement, the Buyer is entering into a stock purchase agreement with Welsh, Carson, Anderson & Stowe X, L.P. and WCAS Management Corp. in substantially the same form as this Agreement (the “WCAS Agreement”); and

WHEREAS, the parties hereto desire to set forth the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Defined Terms. For purposes of this Agreement:

(a)                                 “Additional Closing” means the closing of the purchase and sale of the Additional Repurchase Shares.

(b)                                 “Additional Note Closing” means any additional closing of the sale of convertible notes issued by the Buyer in the Offering pursuant to the exercise of the underwriter’s option to purchase additional convertible notes, which closing may or may not occur on the same date and time as the Initial Note Closing.

(c)                                  “Additional Repurchase Shares” means, with respect to a Seller, a number of shares of Common Stock equal to (i) (A) the Specified Additional Proceeds divided by (B) the Per Share Price multiplied by (ii) such Seller’s Seller Percentage, rounded down to the nearest whole share.

(d)                                 “affiliate” shall have the meaning ascribed to such term under the Securities Exchange Act of 1934, as amended; provided, that, notwithstanding such definition, each Seller shall be deemed an affiliate of each other Seller, and each of Richard Perry and Perry Corp. shall be deemed an affiliate of each Seller.

(e)                                  “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(f)                                   “Closing Dates” means the Initial Closing Date together with the Additional Closing Date.

(g)                                  “Closings” means the Initial Closing together with the Additional Closing.

(h)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i)                                     “Encumbrance” means any call, charge, claim, limitation, condition, equitable interest, contract, mortgage, lien, option, commitment, demand, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or encumbrance or restriction of any kind, including any federal, state or local tax lien and any restriction on transfer or other assignment (other than any contractual lock-up restrictions signed at the request of the Buyer or its Representatives), as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(j)                                    “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; and (iii) any political subdivision of any of the foregoing.

(k)                                 “Initial Closing” means the closing of the purchase and sale of the Initial Repurchase Shares.

(l)                                     “Initial Note Closing” means the initial closing of the sale of convertible notes of the Buyer in the Offering.

(m)                             “Initial Repurchase Shares” means, with respect to a Seller, the number of shares of Common Stock set forth in the “Initial Repurchase Shares” column with respect to such Seller on Schedule A.

(n)                                 “IRS” shall mean the United States Internal Revenue Service.

(o)                                 “Per Share Price” means $6.80.

(p)                                 “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(q)                                 “Representatives” means, with respect to any Person, such Person’s officers, directors, principals, trustees, executors, personal representatives, fiduciaries employees, subsidiaries, affiliates, equityholders, legal counsel, advisors, auditors, agents, bankers and other representatives.

(r)                                    “Repurchase Shares” means, collectively, the Initial Repurchase Shares and the Additional Repurchase Shares.

(s)                                   “Section 302 Certification” shall have the meaning given in Section 2.2(b).

(t)                                    “Seller Percentage” means, with respect to a Seller, the percentage set forth in the “Seller Percentage” column with respect to such Seller on Schedule A.

(u)                                 “Specified Additional Proceeds” means an amount that is determined by the Buyer in its sole and absolute discretion, which amount shall be equal to the “Specified Additional Proceeds” under the WCAS Agreement. For the avoidance of doubt, in no event shall such amount result in any Seller being required to sell any shares of Common Stock that are not Seller Shares.

(v)                                 “Transactions” means the transactions contemplated by this Agreement or any Transaction Document.

ARTICLE II

PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Repurchase Shares.

(a)                                 Subject to the terms and conditions of this Agreement, at the Initial Closing, each Seller agrees to sell, assign, transfer, convey and cause to be delivered to the Buyer its Initial Repurchase Shares, free and clear of all Encumbrances, and the Buyer shall purchase each Initial Repurchase Share from the applicable Seller at the Per Share Price.

(b)                                 Subject to the terms and conditions of this Agreement, at the Additional Closing, if any, each Seller agrees to sell, assign, transfer, convey and cause to be delivered to the Buyer its Additional Repurchase Shares, free and clear of all Encumbrances, and the Buyer shall purchase each Additional Repurchase Share from the applicable Seller at the Per Share Price.

Section 2.2                                    Withholding Rights.

(a)                                 Buyer shall not be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement under the Code, or any provision of state, local or foreign tax law, except to the extent provided by Section 2.2(c).

(b)                                 Prior to each Closing each Seller shall provide to the Buyer (i) a properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable, and (ii) in the case of a Seller that is not a United States person (within the meaning of Section 7701(a)(30) of the Code, such Seller provides documentation substantially in the form of Exhibit A hereto to the Buyer certifying that such Seller meets at least one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302(b) of the Code (the “Section 302 Certification”).

(c)                                  If a Seller that is not a United States person fails to provide the Section 302 Certification prior to Closing or fails to certify on such Section 302 Certification that it meets at least one of the tests under Section 302(b) of the Code, the Buyer shall treat the sale of Common Stock as a “distribution” subject to Section 301 of the Code, and in such case the Buyer shall withhold an amount therefrom, such amount to be calculated based on the Buyer’s reasonable estimate of the Buyer’s current and accumulated earnings and profits for the year in which the Closing occurs, as determined in accordance with Treasury Regulation Section 1.1441-3(c)(2)(ii) and a withholding tax rate of 30%; provided, that if such Seller certifies as to its eligibility for a reduced rate of withholding pursuant to an income tax treaty on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, provided to the Buyer by such Seller, any such withholding shall be made at such reduced rate.

ARTICLE III

CLOSING; TERMINATION

Section 3.1                                    Closing.

(a)                                 The Initial Closing shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 10:00 am (New York time) on the next Business Day following satisfaction of the closing conditions set forth in Section 3.2 and Section 3.3 (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing).  The date of the Initial Closing is herein referred to as the “Initial Closing Date”.  The Buyer and each Seller agree to use commercially reasonable efforts to cause each Closing to occur as soon as possible after the date hereof; provided, that each Seller acknowledges and agrees that neither the Buyer’s failure to consummate the Offering nor the failure of an Additional Note Closing to occur shall constitute a breach of the Buyer’s obligations under this Agreement and the Buyer shall not have any liability to any Person as a result of the failure of the Offering to occur for any reason.

(b)                                 The Additional Closing, if any, shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 10:00 am (New York time) on or within 35 days following the date of the Initial Closing and following satisfaction of the closing conditions set forth in Section 3.2 and Section 3.3 (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing).  The date of the Additional Closing is herein referred to as the “Additional Closing Date”.  The parties acknowledge and agree that whether or not the Additional Closing occurs shall be in the sole and absolute discretion of the Buyer.  The Buyer shall notify the Sellers of the Additional Closing Date and the Specified Additional Proceeds as soon as reasonably practicable after but in all events at least two Business Days prior to the Additional Closing.

Section 3.2                                    Conditions to Closing of the Seller.  The respective obligations of each Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the applicable Closing of each of the conditions set forth in this Section 3.2, unless waived in writing by the applicable Seller.  No Seller may rely on the failure of any condition set forth in this Section 3.2 if a Seller’s failure to comply with any provision of this Agreement was a proximate cause of such failure of condition.

(a)                                 No Injunction.  There shall not have been enacted or promulgated after the date hereof any law or order by a Governmental Authority that enjoins or otherwise prohibits consummation of the Transactions and (ii) there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(b)                                 Representations and Warranties. The representations and warranties of each of the Buyer in this Agreement shall be true and correct, and an authorized officer of the Buyer shall deliver certificates to the Sellers dated as of the applicable Closing Date to such effect.

(c)                                  Covenants.  The Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the applicable Closing Date and an authorized officer of the Buyer shall deliver certificates to the Sellers dated as of the applicable Closing Date to such effect.

Section 3.3                                    Conditions to Closing of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the applicable Closing of each of the conditions set forth in this Section 3.3.  The Buyer may not rely on the failure of any condition set forth in this Section 3.3 if the Buyer’s failure to comply with any provision of this Agreement was a proximate cause of such failure of condition.

(a)                                 No Injunction.  There shall not have been enacted or promulgated after the date hereof any law or order by a Governmental Authority that enjoins or otherwise prohibits consummation of the Transactions and (ii) there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(b)                                 Representations and Warranties. The representations and warranties of each Seller in this Agreement shall be true and correct, and an authorized officer of each Seller shall deliver a certificate to the Buyer dated as of the applicable Closing Date to such effect.

(c)                                  Covenants.  Each Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the applicable Closing Date and an authorized officer of each Seller shall deliver a certificate to the Buyer dated as of the applicable Closing Date to such effect.

(d)                                 Offering. The Buyer shall have consummated an offering of convertible notes issued by the Buyer in the aggregate amount of not less than $100 million, on terms and conditions reasonably acceptable to the Buyer, and received net proceeds in an amount not less than $96 million in immediately available funds therefrom (the “Offering”); provided, that each Seller acknowledges and agrees that the failure to consummate the Offering shall not constitute a breach of the Buyer’s obligations under the Agreement and the Buyer shall not have any liability to any Seller as a result of the failure of the Offering to occur for any reason.

(e)                                  Instruments of Conveyance.  Each Seller shall have delivered to the Buyer the items referenced in Section 3.4(a) of this Agreement.

(f)                                   Lock-up Agreement.  Each Seller shall have delivered to the Buyer the items referenced in Section 3.4(b) of this Agreement.

(g)                                  Resignations.  The Sellers shall have caused the delivery to the Buyer of the items referenced in Section 3.4(c) of this Agreement.

(h)                                 Other Closing. (i) The “Initial Closing” (as defined in the WCAS Agreement) shall occur simultaneously with the Initial Closing hereunder or (ii) the “Additional Closing” (as defined in the WCAS Agreement) shall occur simultaneously with the Additional Closing hereunder, as applicable.

Section 3.4                                    Deliveries.

(a)                                 Instruments of Conveyance and Transfer.

(i)                                     At each Closing, with respect to each Repurchase Share that is not subject to Section 3.4(a)(ii), each Seller shall deliver to the Buyer evidence that such Seller has completed electronic delivery of the applicable Repurchase Shares through the Depository Trust Company Deposit/Withdrawal at Custodian system to the account of the Buyer, in each case evidencing the transfer of the applicable Repurchase Shares to the Buyer, dated as of the applicable Closing Date, and in such form satisfactory to the Buyer as shall be effective to vest in the Buyer good and valid title to the applicable Repurchase Shares, free and clear of any Encumbrance. Each Seller shall at any time, and from time to time, following a Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of the Buyer, to confirm the sale of any Repurchase Shares hereunder.

(ii)                                  At each Closing, with respect to each Repurchase Share represented by a stock certificate issued in the name of such Seller, such Seller shall deliver to the Buyer certificates representing all such Repurchase Shares accompanied by stock powers duly endorsed in blank, in each case, in form and substance for transfer reasonably acceptable to Buyer, free and clear of all Encumbrances.

(b)                                 Lock-up Agreement.  Contemporaneously with entering into this Agreement, each Seller shall, and shall cause Richard Perry to, deliver to the Buyer a duly executed lock-up agreement (each, a “Lock-up Agreement”) in substantially the form attached hereto as Schedule B.

(c)                                  Director Resignations. Each Seller shall cause Richard Perry to deliver to the Buyer at the Initial Closing his irrevocable written resignation from the Board of Directors of the Buyer (the “Board”) and each committee thereof, in a form attached hereto as Schedule C, which resignation shall be effective as of the Initial Closing.

(d)                                 Payment.  At each Closing, the Buyer shall deliver to each Seller (or cause to be delivered) by wire transfer of immediately available funds, in accordance with Schedule D, an aggregate amount equal to the sum of (i) the Per Share Price multiplied by the number of Repurchase Shares to be sold to the Buyer by such Seller at such Closing plus (ii) the amount payable to such Seller in accordance with Section 5.19.

Section 3.5                                    Termination.

(a)                                 This Agreement may be terminated at any time prior to the Initial Closing:

(i)                                     by mutual consent of the Sellers and the Buyer; or

(ii)                                  by either the Sellers or the Buyer if the Initial Closing shall not have occurred on or before July 15, 2016, except that the right to terminate this Agreement under this Section 3.5(a)(ii) shall not be available to any party to this Agreement whose breach (or whose affiliate’s breach) of this Agreement has been a proximate cause of the failure of the Initial Closing to have occurred by such date.

(b)                                 If this Agreement is validly terminated pursuant to this Section 3.5, except as set forth in this Section 3.5, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any Representative of such party), except that (without limiting the proviso to the last sentence of Section 3.1(a)) if such termination results from the willful and material (a) failure of any party to perform its covenants, obligations or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be liable for any damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of the proviso to the last sentence of Section 3.1(a), this Section 3.5(b) (Effect of Termination) and ARTICLE V (General Provisions) (other than Section 5.2, Section 5.3, Section 5.17, Section 5.18, Section 5.19 and the last sentence of Section 5.20) shall survive any termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1                                    Representations and Warranties of Each Seller. As of the date hereof and each Closing, each Seller represents and warrants that:

(a)                                 Such Seller has the corporate or partnership (as applicable) power, legal right and authority to execute, deliver and perform its obligations hereunder and to consummate the Transactions, including the necessary power and authority to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Seller hereunder.

(b)                                 The execution and delivery of this Agreement and the Lock-up Agreement and each other document contemplated hereby and thereby (the “Transaction Documents”), the performance of its obligations under the Transaction Documents and the consummation of the Transactions (i) have been duly and validly authorized by all necessary action on part of such Seller and when duly and validly executed, will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, (ii) will not conflict with, result in a breach of, constitute a default under, or violate the organizational documents of such Seller, (iii) will not conflict with or violate in any material respect any law or regulation applicable to such Seller or any Repurchase Shares or otherwise applicable to the Transactions, (iv) will not result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of, approval from or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on any Repurchase Share pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Seller is a party or is bound or by which any Repurchase Shares are bound or affected and (v) will not violate any order, writ, injunction or decree of any Governmental Authority to which such Seller or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would affect the validity of any Repurchase Shares to be sold by such Seller or reasonably be expected to materially impact such Seller’s ability to perform its obligations under the Transaction Documents in a timely manner.

(c)                                  Such Seller is the beneficial owner of each Seller Share (including the Repurchase Shares), Company Option and Restricted Share set forth next to such Seller’s name on Schedule A, free and clear of any Encumbrance.  Such Seller has the right, authority and power to sell, assign and transfer its Seller Shares (including the Repurchase Shares) to the Buyer.  Upon delivery to the Buyer of the Repurchase Shares at a Closing and the Buyer’s payment in accordance with Section 3.4(d) (but subject to Section 2.2), the Buyer shall acquire good and valid title to the applicable Repurchase Shares, free and clear of any Encumbrance.  Neither such Seller nor any of its respective affiliates owns any shares of Common Stock, any Company Options or any Restricted Shares other than as set forth on Schedule A.  The Exercise Price of the Company Options held by such Seller is set forth on Schedule A. For the avoidance of doubt, in respect of each Closing, each Seller shall have the right to designate which of the Common Stock that it then beneficially owns will constitute Repurchase Shares for the purposes of such Closing, provided that such Seller provides the Buyer written notification of such designation at least two Business Days prior to such Closing.

Section 4.2                                    Representations and Warranties of the Buyer. As of the date hereof and each Closing, the Buyer represents and warrants that:

(a)                                 The Buyer is duly organized, validly existing and in good standing under the law of the State of Delaware, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b)                                 The Buyer has the full, absolute and entire power, legal right and authority to execute, deliver and perform its obligations hereunder and to consummate the Transactions contemplated hereby.

(c)                                  The execution and delivery of the Transaction Documents, the performance of its obligations under the Transaction Documents and the consummation of the Transactions (i) have been duly and validly authorized by all necessary action on part of the Buyer and when duly and validly executed, will constitute a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, (ii) will not conflict with, result in a breach of, constitute a default under, or violate the organizational documents of the Buyer, (iii) will not conflict with or violate in any material respect any law or regulation applicable to the Buyer or otherwise applicable to the Transactions (including Regulation M promulgated under the Securities and Exchange Act of 1934, as amended), (iv) will not result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of, approval from or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which Buyer is a party or is bound, and (v) will not violate any order, writ, injunction or decree of any Governmental Authority to which Buyer or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would reasonably be expected to materially impact Buyer’s ability to perform its obligations under the Transaction Documents in a timely manner.

ARTICLE V

GENERAL PROVISIONS

Section 5.1                                    Seller Acknowledgments. As of the date hereof and each Closing, each Seller acknowledges and agrees that:

(a)                                 Such Seller has relied solely upon its own investigation and analysis.

(b)                                 Such Seller has not relied upon any representations or warranties (whether oral or written) with respect to the Buyer, the Repurchase Shares or the Buyer’s business, financials, prospects, projections, operations, technology, assets, liabilities, results of operations, financial condition, budgets, estimates or operational metrics or any other matter, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to the Transaction Documents and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to the Sellers or their Representatives.

(c)                                  Such Seller has received all the information it considers necessary or appropriate for deciding whether to sell the Repurchase Shares and has made its own analysis and decision to sell the Repurchase Shares to the Buyer based upon such information as such Seller deems appropriate.

(d)                                 None of the Buyer, its Representatives or any other Person has made any representation or warranty, express or implied, except as expressly set forth herein, regarding any aspect of the sale and purchase of the Repurchase Shares or the Buyer’s business, financials, prospects, projections, operations, technology, assets, liabilities, results of operations, financial condition, budgets, estimates or operational metrics or any other matter, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to the Transaction Documents and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to the Sellers or their Representatives.

(e)                                  The Buyer and its Representatives may possess material non-public information not known by a Seller regarding or relating to the Buyer, including information concerning the Buyer’s business, financials, prospects, projections, operations, technology, assets, liabilities, results of operations, financial condition, budgets, estimates or operational metrics or any other matter.

(f)                                   Such Seller is aware that (i) the Transaction Documents, (ii) the Offering, (iii) the Transactions and (iv) future changes and developments in (A) the Buyer’s business and financial condition and operating results, (B) the industries in which the Buyer competes and (C) overall market and economic conditions, may have a favorable impact on the value of the Repurchase Shares on or after the date of this Agreement.

(g)                                  To the fullest extent permitted by applicable Law, none of the Buyer, any of its Representatives or any other Person shall have any liability or responsibility whatsoever to such Seller or any of its Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such Seller or any of its Representatives, except as and only to the extent expressly set forth in this Agreement.

(h)                                 Such Seller has had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters contemplated hereunder.

Section 5.2                                    Release, Discharge and Waiver.

(a)                                 Effective from and after the Initial Closing Date, each Seller, for itself and its Representatives (including Perry Corp. and Richard Perry) and their respective heirs, successors and assigns (together, the “Releasors”), hereby irrevocably, absolutely and unconditionally forever releases and discharges, and covenants not to sue, the Buyer or any of its subsidiaries or affiliates and their respective future, present or past Representatives and their respective successors and assigns (together, the “Releasees”), from and with respect to any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, in law or in equity, which such Releasor has ever had, now has or which such Releasor can, shall or may have, against a Releasee, whether directly, indirectly, derivatively, representatively or in any other capacity, foreseen or unforeseen, matured or unmatured, known or unknown, fixed or contingent, liquidated or unliquidated, including those which are based upon, arise from or in any way relate to or involve, directly or indirectly, any Releasor’s, direct or indirect, purchase, investment and ownership of the Repurchase Shares, Company Options, Restricted Shares or any other shares of Common Stock owned by a Seller or any of its affiliates (including Restricted Shares), directly or indirectly, as of the date of this Agreement or any Closing Date, including any service on the Board and any committee thereof; provided, that the foregoing provisions of this Section 5.2 shall not prevent a Seller from participating in any damages award, recovery or other remedy that is (i) not based on a claim, suit, demand, complaint or proceeding brought, directly or indirectly, by a Seller or its Representatives and (ii) available to shareholders of the Buyer generally with respect to any action, event, circumstance, omission, matter or thing first occurring after the date of this Agreement and arising from such Seller’s beneficial ownership of Seller Shares, which Seller Shares are not at such time Repurchase Shares; provided, further, that, for clarity, the foregoing provisions of this Section 5.2 shall not operate as a release or discharge of any claim by Richard Perry for indemnification in accordance with Section 8 of the Amended and Restated Certificate of Incorporation of the Buyer. Notwithstanding the foregoing, but subject to Section 5.1, nothing contained in this Section 5.2 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of a breach of this Agreement by the Buyer.  EACH SELLER IS AWARE THAT IT MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE SUBJECT MATTER OF THE RELEASE PROVIDED FOR IN THIS Section 5.2; HOWEVER, IT IS THE INTENTION OF EACH SELLER THAT SUCH RELEASE BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTORY RELEASE OF EACH AND EVERY MATTER SPECIFICALLY OR GENERALLY REFERRED TO IN THIS Section 5.2.  IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

(b)                                 Effective from and after the Initial Closing Date, the Buyer, for itself and its Representatives (together, the “Buyer Releasors”), hereby irrevocably, absolutely and unconditionally forever releases and discharges, and covenants not to sue, each Seller (including Perry Corp. and Richard Perry) and any of their subsidiaries or affiliates and their respective future, present or past Representatives and their respective successors and assigns (together, the “Seller Releasees”), from and with respect to any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, in law or in equity, which such Buyer Releasor has ever had, now has or which such Buyer Releasor can, shall or may have, against a Seller Releasee, whether directly, indirectly, derivatively, representatively or in any other capacity, foreseen or unforeseen, matured or unmatured, known or unknown, fixed or contingent, liquidated or unliquidated, including those which are based upon, arise from or in any way relate to or involve, directly or indirectly, any Seller’s, direct or indirect, purchase, investment and ownership of the Repurchase Shares, Company Options, Restricted Shares or any other shares of Common Stock owned by a Seller or any of its affiliates (including Restricted Shares), directly or indirectly, as of the date of this Agreement or any Closing Date, including any service on the Board and any committee thereof; provided, that the foregoing provisions of this Section 5.2 shall not operate as a release or discharge of any claim or counterclaim of the Buyer related to any action or omission of the Sellers in connection with the first proviso in Section 5.2(a). Notwithstanding the foregoing, but subject to Section 5.1, nothing contained in this Section 5.2 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of a breach of this Agreement by any Seller.  THE BUYER IS AWARE THAT IT MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE SUBJECT MATTER OF THE RELEASE PROVIDED FOR IN THIS Section 5.2; HOWEVER, IT IS THE INTENTION OF THE BUYER THAT SUCH RELEASE BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTORY RELEASE OF EACH AND EVERY MATTER SPECIFICALLY OR GENERALLY REFERRED TO IN THIS Section 5.2.  IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

(c)                                  Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any Person any claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

Section 5.3                                    Further Assurances.  At each Closing, Buyer shall take all actions that may be reasonably necessary and do all things reasonably requested to facilitate electronic delivery of the applicable Repurchase Shares through the Depository Trust Company Deposit/Withdrawal at Custodian system, including causing all letters of instruction, opinions of counsel or other documentation that may be required by the Buyer’s transfer agent (the “Transfer Agent”) to facilitate the Closings to be delivered by the Buyer or its Representatives prior to the applicable Closing to the Transfer Agent.

Section 5.4                                    Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by or on behalf of each party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or other authorized Representative on behalf of such party.

Section 5.5                                    Fees and Expenses.  All fees and expenses incurred in connection with or related to the Transaction Documents and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 5.6                                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws.

Section 5.7                                    Consent to Jurisdiction; Service of Process.  The parties hereto irrevocably agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Transaction Documents or the Transactions shall be brought exclusively in federal or state courts located in the state of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to the Transaction Documents or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) the Transaction Documents, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8                                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 5.9                                    Severability; Invalidity or Unenforceability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the Transactions are not affected in a manner materially adverse to any party hereto.

Section 5.10                             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties to this Agreement, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.11                             Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule, Exhibit or Annex such reference shall be to a Section, Article, Schedule, Exhibit or Annex of or to this Agreement unless otherwise indicated.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” shall be disjunctive but not exclusive.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

Section 5.12                             No Third-Party Beneficiaries.  Other than as set forth in Section 5.2 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.13                             Enforcement.  The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the Borough of Manhattan in the City and State of New York or other court of the United States as specified in Section 5.7, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.14                             Entire Agreement. The Transaction Documents set forth all of the promises, agreement, conditions, understandings and covenants between the parties hereto with respect to the subject matter referred to herein, and there are no promises other than as set forth herein and therein. Any and all prior agreements with respect to such subject matter are hereby revoked. The Transaction Documents are, and are intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to such subject matter.

Section 5.15                             Counterparts. This Agreement may be executed in any number of counterparts, which may be by facsimile and/or PDF/e-mail, all of which counterparts taken together shall constitute one and the same instrument.

Section 5.16                             Survival of Representations and Warranties.  All representations and warranties and acknowledgments contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and each Closing.

Section 5.17                             Standstill. Each of the Sellers agrees that, for a period of three years from the date of the Initial Closing, unless specifically invited in writing by the Buyer, neither any Seller any of their respective affiliates (including Perry Corp. and Richard Perry), or their respective officers, employees, directors or partners, will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any direct or indirect acquisition of any securities (or beneficial ownership thereof) or assets of the Buyer or any of its affiliates, other than the acquisition of up to an aggregate of two percent (2%) of the outstanding common shares of the Buyer solely for passive investment purposes; (ii) any tender or exchange offer, merger or other business combination involving the Buyer or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction with respect to the Buyer or any of its affiliates; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Buyer or any of its affiliates; (b) form, join or in any way participate in a “group” with respect to the Buyer or any of its affiliates; (c) take any action that might force the Buyer or any of its affiliates to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any person with respect to any of the foregoing, provided that the forgoing shall not prevent the Sellers from tendering their shares or otherwise participating in any extraordinary transaction proposed by any third party other than the Sellers.

Section 5.18                             Non-Disparagement.  Effective from and after the date of this Agreement, for a period of three years following the date of this Agreement, each Seller shall not (and shall cause each of its Representatives (including Perry Corp. and Richard Perry) not to) knowingly defame or disparage any Releasee, whether in writing or orally and the Buyer shall not (and shall cause each of its Representatives not to) knowingly defame or disparage any Seller or its Affiliates (including Perry Corp. and Richard Perry), whether in writing or orally.

Section 5.19                             Treatment of Awards.

(a)                                 Each option to acquire shares of Common Stock held by a Seller or any of its affiliates that was issued by the Buyer (each, a “Company Option”) that is outstanding immediately before the Initial Closing and that is not then exercisable or vested, by virtue of the Initial Closing and without any action by the Buyer or the holder of that Company Option, shall be cancelled and terminated at the Closing without payment or consideration therefor and the holder of such Company Option shall have no rights whatsoever with respect thereto.

(b)                                 Each Company Option that is outstanding immediately before the Initial Closing and is then exercisable and vested, shall by virtue of the Initial Closing and without any action by the Buyer or the holder of that Company Option, shall be cancelled and converted at the Initial Closing into the right to receive from the Buyer at the Closing an amount in cash, without interest, that is equal to the excess, if any, of the closing price of the Company’s common stock on the date of the Initial Closing over the per share exercise or purchase price of the applicable Company Option (the “Exercise Price”), multiplied by the aggregate number of shares of Common Stock in respect of such Company Option immediately before the Closing.

(c)                                  If the Exercise Price of a Company Option is equal to or exceeds the closing price of the Company’s common stock on the date of the Initial Closing, such Company Option shall be cancelled and terminated at the Closing without payment or consideration therefor and the holder of such Company Option shall have no rights whatsoever with respect thereto.

(d)                                 Each unvested share of restricted Common Stock, including performance shares held by a Seller or any of its affiliates (each, a “Restricted Share”), that is outstanding immediately prior to the Initial Closing by virtue of the Initial Closing and without any action by the Buyer or the holder of that Restricted Share, shall be cancelled.  Each other equity award held by a Seller or any of its affiliates, if any, existing as of immediately before the Initial Closing, by virtue of the Initial Closing and without any action by the Buyer or the holder of that equity award, shall be cancelled.

Section 5.20                             Filings and Announcements. The Buyer may issue a press release and may file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) to announce the execution and delivery of this Agreement and the purchase by the Buyer of the Repurchase Shares and will include a copy of this Agreement as an exhibit to such Form 8-K. No Seller will make any public announcement or issue a press release regarding the Transactions without the prior written consent of the Buyer. Notwithstanding the immediately preceding sentence, the Sellers may file an amendment to their Schedule 13D regarding the sale of the Repurchase Shares at or after 9:00 am (New York time) on June 22, 2016 and make any filings required pursuant to Section 16 of the Exchange Act, in each case to the extent required by applicable law.

Section 5.21                             Registration Statement. The Buyer shall use commercially reasonable efforts to cause its Registration Statement on form S-3 (File No. 333-191075) to remain effective with respect to the Seller Shares that are not Repurchase Shares until the earlier of (i) six months following the date of this Agreement and (ii) such time as the Sellers no longer beneficially own any of the Seller Shares.

Section 5.22                             Notices.  All notices or other communications required or permitted under this Agreement shall be delivered by email to the following persons:

(a)                                 The Sellers: mneus@perrycap.com, with a copy (which shall not constitute notice) to jkochian@akingump.com.

(b)                                 The Buyer:  twolk@universalamerican.com.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

UNIVERSAL AMERICAN CORP.

By:
Name:
Title:

SELLERS:

PERRY PARTNERS L.P.

By: Perry Corp.,
its Managing General Partner

By:
Name: Michael C. Neus
Title: General Counsel

PERRY PARTNERS INTERNATIONAL, INC.

By: Perry Corp.,
its Investment Manager

By:
Name: Michael C. Neus
Title: General Counsel

PERRY PARTNERS INTERNATIONAL MASTER INC.

By: Perry Corp.,
its Investment Manager

By:
Name: Michael C. Neus
Title: General Counsel

[Signature page to Stock Purchase Agreement]

PERRY PRIVATE OPPORTUNITIES FUND L.P.

By: Perry Private Opportunities Fund GP, L.L.C.,
its general partner

By: Perry Corp.,
its Managing Member

By:
Name: Michael C. Neus
Title: General Counsel

PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND L.P.

By: Perry Private Opportunities Offshore Fund (Cayman) GP, L.L.C.,
its general partner

By: Perry Corp.,
its Managing Member

By:
Name: Michael C. Neus
Title: General Counsel

[Signature page to Stock Purchase Agreement]

Schedule A

Common Stock, Company Options and Restricted Shares

	Non-Voting Common	Voting Common			Restricted	Initial Repurchase
Name of Entity	Stock	Stock	Total	Options	Shares	Shares - 75%	Seller %
Perry Partners L.P.	761,306	2,705,369	3,466,675	18,766
Perry Partners International, Inc.	2,009,342	4,417,917	6,427,259	0
Perry Private Opportunities Fund L.P.	447,607	491,680	939,287	5,085
Perry Partners International Master Inc.	—	6,750	6,750	34,834
Perry Private Opportunities Offshore Fund L.P.	81,745	89,799	171,544	930
Total Perry Corp.	3,300,000	7,711,515	11,011,515	59,615		8,258,636	60.80%

Option Details

Name of Entity	Grant Date	Vested Options	Strike Price

Perry Partners L.P.	5/30/2012	7,716	$6.46
Perry Partners L.P.	5/29/2013	6,980	$6.81
Perry Partners L.P.	5/28/2014	4,070	$7.21
Perry Private Opportunities Fund L.P.	5/30/2012	2,091	$6.46
Perry Private Opportunities Fund L.P.	5/29/2013	1,891	$6.81
Perry Private Opportunities Fund L.P.	5/28/2014	1,103	$7.21
Perry Partners International Master Inc.	5/30/2012	14,322	$6.46
Perry Partners International Master Inc.	5/29/2013	12,957	$6.81
Perry Partners International Master Inc.	5/28/2014	7,555	$7.21
Perry Private Opportunities Offshore Fund L.P.	5/30/2012	382	$6.46
Perry Private Opportunities Offshore Fund L.P.	5/29/2013	346	$6.81
Perry Private Opportunities Offshore Fund L.P.	5/28/2014	202	$7.21
Total Perry Corp.		59,615

Schedule B

Form of Lock-up Agreement

[See Attached]

Schedule C

Form of Director Resignation Letter

June       , 2016(1)

Universal American Corp.

44 South Broadway

White Plains, NY

Dear Mr. Barasch:

Effective as of the date hereof, I hereby resign as member of the Board of Directors of Universal American Corp. and all committees thereof.

Sincerely,

[Director Name]

(1)  Resignation letter will be dated the date of the Initial Closing.

Schedule D

Wire Transfer Instructions(2)

(2)  To be supplied by Seller